Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Announces $152 Million Performing Loan Acquisition

Burr Ridge, Illinois - (March 10, 2011) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) announced today that it completed its acquisition of a portfolio of performing loans from Citibank, N.A. with an aggregate unpaid principal balance of approximately $152 million. This loan portfolio consists of multi-family loans originated by Citibank, N.A. and its predecessor by merger, Citibank, F.S.B. The loans are secured by real estate collateral located in the Chicago metropolitan market area. The portfolio consists of 466 loans with an overall weighted average rate of 6.13% and an overall weighted average effective yield of 6.90%. All loans in the portfolio were current on all payments as of February 28, 2011.

BankFinancial’s management will conduct a conference call on March 11, 2011 at 9:30 a.m. Chicago Time, to discuss the transaction. The conference call may be accessed by calling (866) 783-2145 and using participant passcode 24315181. The conference call will be simultaneously webcast at www.bankfinancial.com, on the “Stockholder Information” page. For those unable to participate in the conference call, the webcast will be archived through 5:00 p.m. Chicago Time, March 25, 2011 on our website. Supplemental transaction and financial information referenced in the conference call will also be available today on our website, www.bankfinancial.com, on the “Stockholder Information” page and through the EDGAR database on the SEC’s website, www.sec.gov.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will counties, Illinois. At December 31, 2010, BankFinancial Corporation had total assets of $1.531 billion, total loans of $1.051 billion, total deposits of $1.235 billion and stockholders’ equity of $253 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President - Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg Adams Executive Vice President - Marketing & Sales BankFinancial, F.S.B. Telephone: 630-242-7234